For Immediate Release    Contact: Jill Becher
January 23, 2003         Corporate Communications
                         (414) 226-5413


        Cobalt Corporation Affirms 2002 Guidance, Revises 2003 Guidance, and Provides Details on Q4 2002 Earnings Call


o    2002 Guidance Affirmed at $1.15 for the year and $0.33 for Q4

o    2003 Guidance Revised to Upper End of Range

o    Q4 2002 Earnings Call to be held February 12, 2003


(Milwaukee, Wis.) - Cobalt Corporation (NYSE: CBZ) announced today that it reaffirmed previously issued guidance of $1.15 per share for 2002 and $0.33 for the fourth quarter. The 2002 earnings benefited from the utilization of net operating loss carryforwards which are expected to be substantially exhausted as of year-end. The expected $0.33 earnings per share for the fourth quarter is after the following previously disclosed one-time adjustments:

o Severance costs and related expenses of $2.5 million for the consolidation of claims and customer service operations.

o Expenses of $1.2 million incurred in 2002 for an offering of Cobalt common stock that was not completed prior to year end.

Previous guidance did not take into account these two one-time adjustments.

Cobalt has revised guidance for 2003, stating that it expects earnings to be $1.00 per share, the high end of the range previously disclosed. The 2003 results are not expected to benefit significantly from net operating loss carryforwards and, therefore, guidance reflects a full tax rate.

Cobalt also announced that it plans to release its financial results for the fourth quarter and year-end 2002 after the market closes on February 11, 2003. Management will discuss these results in a conference call at 9:00 a.m. Central Time on Wednesday, February 12, 2003.

Investors, analysts and the general public are invited to listen to the February 12 conference call for Cobalt Corporation by dialing (303) 205-0066 ten minutes prior to the start of the call. A replay of the call will be available from February 12 through 12:00 p.m. Central Time on February 19, 2003. To access the replay, please dial (303) 590-3000 and enter pass code number 521516#.

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The call will also be simulcast live over the Internet at
www.cobaltcorporation.com.

To listen to the Web cast, please visit the Events section of the Cobalt Corporation Web site and click on Latest Investor Presentation at least 15 minutes prior to the start of the conference call to download and install any necessary audio software.

Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin and an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation (NYSE: CBZ) serves 1.4 million lives in 50 states. For more information, visit our Web site at www.cobaltcorporation.com.

Cautionary Statement: This release contains forward-looking statements with respect to the financial condition, results of operations and business of Cobalt Corporation. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include rising health care costs, business conditions, competition in the managed care industry, developments in health care reform and other regulatory issues.

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